UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2008

BONDS.COM GROUP, INC
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway
Suite 212
Boca Raton, FL 33432
 (Address of principal executive offices and Zip Code)

(561) 953-4353
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) appointed Mr. David S. Bensol, 52, as a director on November 7, 2008 to fill a vacancy on the Board created by Mr. Kevin R. Keating’s resignation from the Board on September 12, 2008. Mr. Bensol also was appointed on November 7, 2008 to serve on our Audit Committee.

Mr. Bensol currently serves as a director of NutraCea Inc. (OTC BB: NTRZ.OB), a position he has held since March 2005. Mr. Bensol has been President of Bensol Realty Corp., a commercial real estate company, since 1978, and a management consultant since January 2000. Mr. Bensol was the former CEO of Critical Home Care, a home medical equipment provider which recently merged with Arcadia Resources, Inc. (AMEX: KAD). Mr. Bensol was the Executive Vice President and Director of Arcadia Resources, Inc. from May 2004 until his resignation from those positions in December 2004. In 2000, Mr. Bensol founded what eventually became Critical Home Care, through a series of acquisitions and mergers. From 1979 to 1999 Mr. Bensol founded several public and private companies which became industry leaders in the areas of home medical equipment providers, acute care pharmacy providers and specialty support surface providers. Mr. Bensol received a BS Pharm. from St. Johns University, New York, and became a registered pharmacist in 1978.

Item 8.01 Other Events

On November 13, 2008, in conjunction with the filing of this current report on Form 8-K, Bonds.com Group, Inc. issued a press release announcing the appointment of Mr. Bensol to the Board. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
99.1	Press Release dated November 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2008

BONDS.COM GROUP, INC.

By:	/s/ John J. Barry IV
John J. Barry IV Chief Executive Officer